Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2024 RESULTS AND RECENT DEVELOPMENTS

Completed $648 Million in New Investments Year-to-Date

Increased Full Year Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – August 1, 2024 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended June 30, 2024.

SECOND QUARTER 2024 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $117 million, or $0.45 per common share, compared to $62 million, or $0.25 per common share, for Q2 2023.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $189 million, or $0.72 per common share, on 262 million weighted-average common shares outstanding, compared to $155 million, or $0.63 per common share, on 246 million weighted-average common shares outstanding, for Q2 2023.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $185 million, or $0.71 per common share, compared to $183 million, or $0.74 per common share, for Q2 2023.
●	Funds Available for Distribution (“FAD”) for the quarter of $177 million, or $0.68 per common share, compared to FAD of $173 million, or $0.70 per common share, for Q2 2023.
●	Completed $221 million in Q2 new investments consisting of $115 million in real estate acquisitions and $106 million in real estate loans.
●	Issued 8 million common shares for gross proceeds of $245 million.
●	Repaid $400 million of senior unsecured notes.
●	Completed $373 million in new investments in Q3 2024 to date, which includes the assumption of a $243 million mortgage loan.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our second quarter financial performance showed strong sequential improvement, driven primarily by accretive investments and the resolution of portfolio restructurings.”

Mr. Pickett continued, “We have accretively invested approximately $648 million year-to-date through July and the pipeline remains strong. Additionally, we have seen continued improvement in the operating metrics of our tenants, with a further uptick in average portfolio coverage and a meaningful decline in the percentage of operators below 1.0x EBITDAR coverage. As a result, we are increasing our 2024 AFFO guidance to be between $2.78 and $2.84 per share from our previous guidance of between $2.70 and $2.80 per share.”

Mr. Pickett concluded, “This industry has faced some of its most challenging times in the past four years. During this period, our operators and their brave staff have worked diligently to care for a particularly vulnerable segment of our society. As operations improve and financial challenges recede, we hope that both federal and state governments will continue to support this vital part of the healthcare continuum and enable operators to remain focused on providing exceptional clinical care.”

SECOND QUARTER 2024 RESULTS

Revenues – Revenues for the quarter ended June 30, 2024 totaled $252.7 million, an increase of $2.6 million over the same period in 2023. The increase primarily resulted from (i) revenue from new investments completed throughout 2023 and 2024 and (ii) the timing and impact of operator restructurings and transitions. The increase was partially offset by a decrease in revenue from asset sales completed throughout 2023 and 2024.

Expenses – Expenses for the quarter ended June 30, 2024 totaled $149.9 million, a decrease of $51.5 million over the same period in 2023. The decrease primarily resulted from (i) a decrease in provision for credit losses, (ii) a decrease in impairment on real estate properties, (iii) a decrease in depreciation and amortization expense and (iv) a decrease in interest expense, partially offset by an increase in acquisition, merger and transition related costs.

Other Income and Expense – Other income for the quarter ended June 30, 2024 totaled $16.1 million, an increase of $2.8 million over the same period in 2023. The increase primarily resulted from (i) an increase in other income – net and (ii) an increase in gain on assets sold, partially offset by an increase in loss on debt extinguishment.

Net Income – Net income for the quarter ended June 30, 2024 totaled $117.1 million, an increase of $55.6 million over the same period in 2023. The net increase primarily resulted from the aforementioned (i) $51.5 million decrease in total expenses, (ii) $2.8 million increase in other income and expense, (iii) $2.6 million increase in total revenue and (iv) a $0.9 million decrease in income from unconsolidated joint ventures.

2024 SECOND QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – As previously disclosed, LaVie Care Centers, LLC (“LaVie”) filed for Chapter 11 bankruptcy protection in June 2024. The Company committed $10 million of debtor-in-possession financing to LaVie ($4.5 million outstanding on June 30, 2024), in order to support sufficient liquidity to effectively operate its facilities during bankruptcy. As part of our debtor-in-possession loan commitment, during the period of bankruptcy protection, LaVie is required to pay the Company full contractual rent on the properties LaVie continues to lease from Omega. Prior to its filing bankruptcy, LaVie paid $1.5 million in each of April and May 2024. Following the bankruptcy filing, LaVie paid full contractual rent of approximately $3.0 million in each of June and July 2024.

Maplewood – In July 2024, Omega reached an agreement with the estate of the deceased principal and CEO of Maplewood Senior Living (“Maplewood”) to transition control of Maplewood, including assumption of Omega’s lease and loan agreements, to key members of the existing Maplewood management team. The agreement is subject to court approval. In the second quarter of 2024, Maplewood paid $11.8 million in rent (compared to $11.3 million in the first quarter). In July 2024, Maplewood paid $4.0 million in rent.

Guardian – In April 2024, the Company transitioned its remaining six Guardian facilities to a new operator for minimum initial annual contractual rent of $5.5 million with the potential to increase contractual rent dependent on revenue received by the operator. The Company received contractual rent of $2.8 million from the new operator during the second quarter of 2024, which consisted of $1.3 million of base minimum rent and $1.5 million of incremental revenue based on the revenue received by the operator.

New Investments:

The following table presents investment activity for the three and six months ended June 30, 2024:

	Three Months Ended		Six Months Ended
Investment Activity ($000’s)	June 30, 2024		June 30, 2024
	$ Amount	%	$ Amount	%
Real property	$114,727	45.2%	$127,996	38.9%
Real estate loans receivable	105,895	41.7%	147,137	44.7%
Total real property and loan investments	220,622	86.9%	275,133	83.6%
Construction-in-progress	25,901	10.2%	40,689	12.4%
Capital expenditures	7,456	2.9%	13,120	4.0%
Total capital investments	33,357	13.1%	53,809	16.4%
Total	$253,979	100.0%	$328,942	100.0%

$115 Million in Real Estate Acquisitions – In three separate second quarter transactions, the Company acquired 34 facilities for aggregate consideration of $114.7 million and leased them to an existing operator and two new operators. The investments have a combined initial annual cash yield of 10.4% with annual escalators ranging from 2.0% to 2.5%.

$106 Million in Real Estate Loans – In four separate second quarter transactions, the Company funded $105.9 million in mortgage and other real estate loans. The loans have a weighted-average interest rate of 10.4%.

$373 Million in Q3 2024 Investments – As of July 31, 2024, the Company closed on $373.0 million in new investments, comprised of:

$5 Million Real Estate Acquisition – In July 2024, the Company acquired a facility in the U.K for $5.1 million and leased the facility to an existing operator. The investment has an initial annual cash yield of 10.0% with an escalator of 2.5%.

$341 Million Real Estate Acquisition – In July 2024, the Company acquired the remaining 51% equity interest in the unconsolidated Cindat joint venture (“Cindat JV”) for total cash consideration of $97.4 million, excluding related transaction costs, and the assumption of a $243.2 million mortgage loan, which can be repaid without a prepayment penalty beginning November 2025. The mortgage loan bears interest at SONIA plus an applicable margin of 5.38% with a 10.38% interest rate ceiling. The Company’s 49% ownership interest in the unconsolidated Cindat JV was valued at $95.3 million at June 30, 2024. With the acquisition of the remaining 51% equity and assumption of the mortgage loan, the Company’s total investment in the 63 U.K. facilities is approximately $435.9 million. The 63 facilities are leased to two operators for current annual contractual rent of $43.6 million with minimum escalators, between 1.0% to 2.0%. Following the acquisition, the Company owns 100% of the entity, and accordingly in the third quarter will consolidate the Cindat JV’s results in its financial statements.

$27 Million Real Estate Loan – In July 2024, the Company funded a $27.3 million real estate loan. The loan bears interest at 10% and has a 6-year term.

Through July 31, 2024, the Company has completed $648.1 million in new investments in 2024, excluding investments in construction-in-progress and capital expenditures.

Asset Sales and Impairments:

$35 Million in Asset Sales – In the second quarter of 2024, the Company sold five facilities for $34.8 million in cash, recognizing a gain of $12.9 million.

Impairments – During the second quarter of 2024, the Company recorded an $8.2 million net impairment charge to reduce the net book value of four facilities to their estimated fair value.

Assets Held for Sale – As of June 30, 2024, the Company had 15 facilities classified as assets held for sale, totaling $76.6 million in net book value. In July, the Company sold two of the 15 facilities for $11.8 million in cash proceeds.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information, and it is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended March 31, 2024	52.7%	30.0%	17.3%
Three-months ended December 31, 2023	55.3%	28.0%	16.7%
Three-months ended September 30, 2023	55.5%	28.0%	16.5%
Three-months ended June 30, 2023	54.0%	30.0%	16.0%
Three-months ended March 31, 2023	53.0%	31.8%	15.2%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Second Quarter 2024 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended March 31, 2024	80.2%	1.78x	1.42x
Twelve-months ended December 31, 2023	79.6%	1.69x	1.33x
Twelve-months ended September 30, 2023	79.1%	1.63x	1.28x
Twelve-months ended June 30, 2023	78.6%	1.50x	1.15x
Twelve-months ended March 31, 2023	78.0%	1.44x	1.10x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2024 quarterly Common Stock Purchase Plan and ATM Program through June 30:

	Dividend Reinvestment and Common Stock Purchase Plan for 2024
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	29	413	442
Average price per share	$30.44	$31.52	$31.45
Gross proceeds	$882	$13,015	$13,897

	ATM Program for 2024
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	1,041	7,212	8,253
Average price per share	$31.02	$32.16	$32.01
Gross proceeds	$32,295	$231,920	$264,215

BALANCE SHEET AND LIQUIDITY

As of June 30, 2024, the Company had $4.7 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.3%. The Company’s indebtedness consisted of an aggregate principal amount of $4.2 billion of senior unsecured notes, $478.5 million of unsecured term loans and $70.2 million of borrowings outstanding under its unsecured revolving credit facility. As of June 30, 2024, total cash and cash equivalents were $35.2 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

$400 Million Note Repayment – On April 1, 2024, the Company repaid its $400.0 million 4.950% senior notes that matured on April 1, 2024, from invested cash balances and borrowings under its unsecured revolving credit facility.

DIVIDENDS

On July 24, 2024, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid August 15, 2024, to common stockholders of record as of the close of business on August 5, 2024.

2024 AFFO GUIDANCE INCREASED

The Company increased the guidance range of its 2024 Adjusted FFO to a range of $2.78 to $2.84 per diluted share from the previous range of $2.70 and $2.80 per diluted share.

The Company’s revised Adjusted FFO guidance for 2024 includes the annual impact of $648 million in new investments completed through July 2024, assumes quarterly G&A expense of approximately $11.5 million to $13.5 million in Q3 and Q4, $77 million in asset sales, timely completion of anticipated operator restructurings and transitions, no material changes in market interest rates, and that no additional operators are placed on a cash-basis for revenue recognition. It excludes additional acquisitions and asset sales, certain revenue and expense items, interest refinancing expense, additional capital transactions, acquisition costs, and additional provisions for credit losses, if any.

The Company's guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its Adjusted FFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Second Quarter 2024 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, August 2, 2024, at 10 a.m. Eastern time to review the Company’s 2024 second quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 407-9124. The international toll-free dial-in number is (201) 689-8584. Ask the operator to be connected to the “Omega Healthcare’s Second Quarter 2024 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 2Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) arising from the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates or future infectious diseases, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including federal minimum staffing requirements for SNFs that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting real estate investment trusts (“REITs”), including as the result of any policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and ALF markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xiii) changes in interest rates and the impact of inflation; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$6,925,123	$6,879,034
Land	876,762	867,486
Furniture and equipment	473,021	467,393
Construction in progress	185,487	138,410
Total real estate assets	8,460,393	8,352,323
Less accumulated depreciation	(2,583,159)	(2,464,227)
Real estate assets – net	5,877,234	5,888,096
Investments in direct financing leases – net	9,437	8,716
Real estate loans receivable – net	1,378,798	1,212,162
Investments in unconsolidated joint ventures	185,270	188,409
Assets held for sale	76,627	81,546
Total real estate investments	7,527,366	7,378,929
Non-real estate loans receivable – net	234,562	275,615
Total investments	7,761,928	7,654,544

Cash and cash equivalents	35,193	442,810
Restricted cash	3,938	1,920
Contractual receivables – net	10,360	11,888
Other receivables and lease inducements	230,428	214,657
Goodwill	643,786	643,897
Other assets	162,913	147,686
Total assets	$8,848,546	$9,117,402

LIABILITIES AND EQUITY
Revolving credit facility	$70,226	$20,397
Secured borrowings	—	61,963
Senior notes and other unsecured borrowings – net	4,590,378	4,984,956
Accrued expenses and other liabilities	287,354	287,795
Total liabilities	4,947,958	5,355,111

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 254,023 shares as of June 30, 2024 and 245,282 shares as of December 31, 2023	25,402	24,528
Additional paid-in capital	6,951,244	6,671,198
Cumulative net earnings	3,861,804	3,680,581
Cumulative dividends paid	(7,161,897)	(6,831,061)
Accumulated other comprehensive income	34,345	29,338
Total stockholders’ equity	3,710,898	3,574,584
Noncontrolling interest	189,690	187,707
Total equity	3,900,588	3,762,291
Total liabilities and equity	$8,848,546	$9,117,402

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
Rental income	$210,402	$215,267	$413,606	$400,622
Real estate tax and ground lease income	3,913	4,088	7,630	8,064
Real estate loans interest income	30,958	23,979	59,697	47,376
Non-real estate loans interest income	7,084	5,253	14,181	10,276
Miscellaneous income	388	1,600	930	2,051
Total revenues	252,745	250,187	496,044	468,389

Expenses
Depreciation and amortization	74,234	82,018	148,791	163,210
General and administrative	12,453	12,854	24,247	24,268
Real estate tax and ground lease expense	4,257	4,423	8,566	8,788
Stock-based compensation expense	9,188	8,806	18,415	17,550
Acquisition, merger and transition related costs	1,780	423	4,383	1,062
Impairment on real estate properties	8,182	21,114	13,474	60,102
(Recovery) provision for credit losses	(14,172)	12,967	(5,702)	8,910
Interest expense	50,604	55,525	104,748	110,818
Interest – amortization of deferred financing costs	3,362	3,251	7,038	6,504
Total expenses	149,888	201,381	323,960	401,212

Other income (expense)
Other income – net	3,363	1,029	8,639	3,749
Loss on debt extinguishment	(213)	—	(1,496)	(6)
Gain on assets sold – net	12,911	12,243	11,520	25,880
Total other income	16,061	13,272	18,663	29,623

Income before income tax expense and income from unconsolidated joint ventures	118,918	62,078	190,747	96,800
Income tax expense	(1,980)	(1,626)	(4,561)	(334)
Income from unconsolidated joint ventures	141	1,069	239	1,900
Net income	117,079	61,521	186,425	98,366
Net income attributable to noncontrolling interest	(3,217)	(1,665)	(5,202)	(2,568)
Net income available to common stockholders	$113,862	$59,856	$181,223	$95,798

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.46	$0.25	$0.73	$0.41
Diluted:
Net income available to common stockholders	$0.45	$0.25	$0.72	$0.40
Dividends declared per common share	$0.67	$0.67	$1.34	$1.34

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net income (1)	$117,079	$61,521	$186,425	$98,366
Deduct gain from real estate dispositions	(12,911)	(12,243)	(11,520)	(25,880)
Sub-total	104,168	49,278	174,905	72,486
Elimination of non-cash items included in net income:
Depreciation and amortization	74,234	82,018	148,791	163,210
Depreciation - unconsolidated joint ventures	2,531	2,743	5,067	5,427
Add back provision for impairments on real estate properties	8,182	21,114	13,474	60,102
Nareit funds from operations (“Nareit FFO”)	$189,115	$155,153	$342,237	$301,225

Weighted-average common shares outstanding, basic	249,366	236,233	247,719	235,594
Restricted stock and PRSUs	4,583	2,893	4,170	2,139
Omega OP Units	7,585	6,974	7,511	6,912
Weighted-average common shares outstanding, diluted	261,534	246,100	259,400	244,645

Nareit funds from operations available per share	$0.72	$0.63	$1.32	$1.23

Adjustments to calculate adjusted funds from operations
Nareit FFO	$189,115	$155,153	$342,237	$301,225
Add back:
Stock-based compensation expense	9,188	8,806	18,415	17,550
Acquisition, merger and transition related costs	1,780	423	4,383	1,062
Non-recognized cash interest	307	2,322	607	4,418
Loss on debt extinguishment	213	—	1,496	6
Non-recurring expense	—	1,893	232	1,893
Uncollectible accounts receivable (2)	—	901	—	13,401
Deduct:
Non-cash (recovery) provision for credit losses	(12,989)	15,409	(3,349)	13,968
Non-recurring revenue	(2,649)	(1,500)	(2,938)	(10,315)
Unconsolidated JV related non-recurring revenue	—	(178)	—	(178)
Adjusted funds from operations (“AFFO”) (1)(3)	$184,965	$183,229	$361,083	$343,030

Adjustments to calculate funds available for distribution
Non-cash expense	$2,750	$2,222	$5,947	$4,446
Capitalized interest	(1,758)	(991)	(3,276)	(1,899)
Non-cash revenue	(9,335)	(11,624)	(19,215)	(25,719)
Funds available for distribution (“FAD”) (1)(3)	$176,622	$172,836	$344,539	$319,858

(1)	The three and six months ended June 30, 2024 include the application of $0.1 million and $0.6 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three and six months ended June 30, 2023 include the application of $0.3 million and $5.5 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The six months ended June 30, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.